AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”) dated November 30, 2018 to the AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT (the “Agreement”) dated as of July 1, 2014, by and between TWO ROADS SHARED TRUST, a Delaware Statutory Trust (the “Trust”), on behalf of the ANFIELD UNIVERSAL FIXED INCOME FUND (the “Fund”), a series of the Trust, and the Adviser to the Fund, Anfield Capital Management, LLC (“Anfield” or the “Adviser”).

RECITALS:

WHEREAS, Anfield renders advice and services to the Fund pursuant to the terms and provisions of an Investment Management Agreement between the Trust and Anfield dated as of the 14th day of May, 2014 (the “Advisory Agreement”); and

WHEREAS, Anfield has agreed to limit the Fund’s Operating Expenses pursuant to the terms and provisions of the Reimbursement Agreement; and

WHEREAS, Anfield and the Trust have agreed that the recoupment of previously reimbursed fees and expenses by Anfield shall survive the termination of the Advisory Agreement;

NOW THEREFORE, in consideration of the covenants and mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.                  Notwithstanding anything to the contrary in the Agreement, the provisions of Section 3 of the Agreement shall survive the termination of the Agreement, provided the Agreement automatically terminates because the Advisory Agreement for the Fund is terminated and the Fund continues to operate under the management of a new investment adviser, and that the new investment adviser of the Fund is an affiliated person of Anfield, as such term is defined in the Investment Company Act of 1940, as amended. Anfield may only recoup these expenses to the extent that the overall expenses of the Fund fall below the limits specified in the expense limitation agreement in effect, if any, between the new investment adviser and the Fund at the time such expenses are recouped and the expense limitation between Anfield and the Fund at the time such amounts were waived or reimbursed.

2.                  Except to the extent amended and restated hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended and restated hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written:

TWO ROADS SHARED TRUST                                                             ANFIELD CAPITAL MANAGEMENT,

On behalf of the Anfield Universal Fixed Income Fund                        LLC

By: /s/ Jim Colantino                                                                                  By: /s/ David Young

Name: Jim Colantino                                                                                  Name: David Young

Title: President                                                                                            Title: CEO